Exhibit 3.2
CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ZOOM TELEPHONICS, INC.

Zoom Telephonics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST:  That the Board of Directors of the Corporation, by written consent filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

WHEREAS, it is advisable that the Corporation change its name to Minim, Inc.;

NOW THEREFORE LET BE IT RESOLVED: That the Certificate of Incorporation of the Corporation be amended by amending ARTICLE FIRST thereof to read in its entirety as follows:

FIRST: The name of this corporation is Minim, Inc. (the “Corporation”).

SECOND:  That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: That the effective date of this filing is June 3, 2021.

IN WITNESS WHEREOF, Zoom Telephonics, Inc. has caused this Certificate of Amendment to be signed by a duly authorized officer, as of the 2nd day of June, 2021.

ZOOM TELEPHONICS, INC.

By:	/s/ Sean Doherty
Name:	Sean Doherty
Title:	Chief Financial Officer